As filed with the Securities and Exchange Commission on April 24, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UMB FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Missouri	43-0903811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1010 Grand Avenue Kansas City, Missouri	64106
(Address of principal executive offices)	(Zip Code)

UMB Financial Corporation Long-Term Incentive Compensation Plan

(Full title of the plan)

Dennis R. Rilinger, Esq.

Executive Vice President and General Counsel

UMB Financial Corporation

1010 Grand Avenue

Kansas City, Missouri 64106

(Name and address of agent for service)

(816) 860-7000

(Telephone number, including area code, of agent for service)

Copy to:

Victoria R. Westerhaus

Stinson Morrison Hecker LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

(816) 691-2427

Fax: (816) 412-9363

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value $1.00 per share	5,440,000(1)	$46.725(2)	$254,184,000.00	$34,670.70

(1)	This Registration Statement also relates to such additional and indeterminable number of UMB Financial Corporation common shares, par value $1.00 per share (“Common Shares”), as may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, based on the average of the high and low price of the Common Shares reported on the NASDAQ Global Select Market on April 18, 2013.

EXPLANATORY NOTE

Pursuant to a registration statement on Form S-8 filed by UMB Financial Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on May 19, 2005 (Registration No. 333-125067), the Registrant registered 600,000 Common Shares to be awarded to directors and certain employees of the Registrant pursuant to the UMB Financial Corporation Long Term Incentive Compensation Plan (the “Plan”). On May 30, 2006, the Registrant underwent a 2-for-1 stock split of its Common Shares. Pursuant to footnote number one of Registration Statement No. 333-125067, 1,200,000 Common Shares were automatically registered under such registration statement upon consummation of the stock split. On August 17, 2009, the Registrant filed a registration statement (Registration No. 333-125067) to register 800,000 additional Common Shares issuable under the Plan.

This registration statement is being filed to register 5,440,000 additional Common Shares issuable under the Plan. Pursuant to General Instruction E to Form S-8, all the contents of Registration Statement No. 333-125067 (filed May 19, 2005) are hereby incorporated by reference into this registration statement to the extent not modified or superseded by any subsequently filed document that is incorporated herein or therein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

Exhibit Number	Description

5.1	Opinion of Stinson Morrison Hecker LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.1)

24.1	Power of Attorney

99.1	Amended and Restated UMB Financial Corporation Long-Term Incentive Compensation Plan (1)

(1)	Incorporated by reference to Appendix A of the Registrant’s definitive proxy statement for the Registrant’s 2013 annual meeting of shareholders held on April 23, 2013 filed with the Commission on March 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on April 24, 2013.

UMB FINANCIAL CORPORATION

By:	/s/ J. Mariner Kemper
J. Mariner Kemper
Chairman of the Board and Chief Executive Officer

Exhibit Index

Exhibit Number	Description

5.1	Opinion of Stinson Morrison Hecker LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.1)

24.1	Power of Attorney

99.1	Amended and Restated UMB Financial Corporation Long-Term Incentive Compensation Plan (1)

(1)	Incorporated by reference to Appendix A of the Registrant’s definitive proxy statement for the Registrant’s 2013 annual meeting of shareholders held on April 23, 2013 filed with the Commission on March 6, 2013.